Exhibit 10.1

Personal Usage of Aircraft Policy

effective November 15, 2005

revised as of July 22, 2009

Liberty Global, Inc. (the “Company”), desires to provide the members of the Company’s Board of Directors (each, a “Director”), the Chief Executive Officer (“CEO”) and certain senior executives of the Company and its subsidiaries as may be approved by the CEO (each, an “Executive”) the benefit of personal usage of aircraft owned in whole or in part by the Company or a subsidiary thereof (“Company Aircraft”) when the same is not being used for a business purpose, subject to the terms and conditions set forth in this Policy. Each Director, the CEO and each Executive is sometimes hereinafter referred to as a “Personal User”.

This Policy is intended to comply with all applicable rules and regulations of the Federal Aviation Administration (“FAA”) and Internal Revenue Service (“IRS”) and shall be amended from time to time as necessary or appropriate to ensure continued compliance with all such rules and regulations as in effect at such time. This Policy shall further be subject to amendment, modification or termination in the sole discretion of the Board of Directors of the Company.

Approval

Any use of the Company Aircraft by a Personal User other than the CEO for a personal trip or to bring a family member or guest on a business trip must be approved in advance by the CEO.

Any use of the Company Aircraft by the CEO for personal trips in any calendar year that, when taken together with his use for personal trips of any aircraft to which the Company has rights of use under a time sharing or other agreement or arrangement, aggregate more than 20 flight hours in excess of his Compensatory Hours for that year must be approved by the Chairman of the Board of Directors. For purposes of this Policy, “Compensatory Hours” means the number of flight hours of personal use in any calendar year that has been approved as part of the CEO’s compensation package by the Compensation Committee of the Company’s Board of Directors. The number of Compensatory Hours is currently 60, subject to annual review by the Compensation Committee.

Personal Trips

Subject to the following paragraph, a Personal User will pay to the Company for each usage of the Company Aircraft for a personal trip an amount equal to the aggregate incremental cost to the Company and its subsidiaries of such usage, determined in a manner consistent with the applicable rules and regulations (and interpretations thereof) of the Securities and Exchange Commission related to disclosure of executive compensation (the “SEC Calculation”). The amount charged the Personal User in accordance with the SEC Calculation will be subject to federal excise tax of 7.5% and may not exceed any limits set forth in the FAA regulations.

The foregoing payment obligations will not apply to the CEO’s usage of the Company Aircraft for personal trips until after his Compensatory Hours for the relevant calendar year have been exhausted. Further, the foregoing payment obligations do not apply to non-employee Directors.

Tax Ramifications

For income tax purposes, the value of a flight on the Company Aircraft taken by a Personal User not traveling on business, non-business related guests, or family members is generally taxable as a fringe benefit to the Personal User. For U.S. federal income tax purposes, the IRS requires such value to be determined by the Standard Industry Fare Level (“SIFL”) method of calculation (the “SIFL Calculation”). For a Personal User not subject to U.S. federal income tax (either generally or with respect to the specific flight), such value will be determined in accordance with the applicable laws and regulations in the relevant tax jurisdiction (the “Non-US Tax Calculation”). For business trips with non-business passengers, the Personal User will be imputed income for those non-business passengers attributable to him. The amount imputed as income will be calculated pursuant to the SIFL Calculation or the Non-US Tax Calculation, as applicable.

To the extent a Personal User has paid the Company for aircraft usage under the SEC Calculation, that amount will be offset against the applicable of the SIFL Calculation or the Non-US Tax Calculation. If the amount paid is less than the applicable of the SIFL Calculation or the Non-US Tax Calculation, only the difference will be imputed as income to the Personal User.

Time Sharing Agreements

To use the Company Aircraft as provided above, the Personal User must lease it. Such lease will be through an Aircraft Time Sharing Agreement executed by the Personal User in the form approved by the Company, prior to any personal usage of the Company Aircraft.

Schedule Decisions

Notwithstanding the foregoing policy or the terms of the Aircraft Timing Sharing Agreements, the Company and its flight crew retain the authority to determine when a flight may be cancelled or changed for safety or maintenance reasons. Also, the Company retains authority to determine what flights may be scheduled based on the business needs of the Company. Although the Company will use its best efforts to accommodate personal use requests, business needs will take priority in any scheduling conflicts.

Liberty Global, Inc. reserves the right to amend or cancel this Policy at any time.